                                   SUPPLEMENT
                                       TO
                       PROSPECTUS DATED NOVEMBER 20, 1998
                                30,253 SHARES OF
                  AMERICAN REAL ESTATE INVESTMENT CORPORATION
                                  COMMON STOCK
                                $0.001 PAR VALUE

    An aggregate 30,253 shares of the Company's Common Stock are being transferred by one of the Selling Security Holders to two charitable organizations and to one or more brokerage accounts on December 28, 1998. The closing sales price of the Company's Common Stock on December 24, 1998 as reported by the American Stock Exchange was $15.00 per share.

    Of the 30,253 shares of Common Stock described above, 67 shares are being transferred to Newark Academy, 618 shares are being transferred to The Allied Jewish Federation and the remaining 29,568 shares of Common Stock are being transferred by the Selling Security Holder to one or more brokerage accounts at Charles Schwab & Co. Inc., as principal. The transferees have resold or will resell such shares in the manner described under the "Method of Sale" section in the Prospectus of which this Supplement forms a part. Any compensation in the form of discounts, fees or commissions and any profits on the sales of such shares may be deemed underwriting discounts or commissions.

                            ------------------------

          The date of this Prospectus Supplement is December 28, 1998

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